Exhibit 99.1

News Release: IMMEDIATE RELEASE

For further information, contact
Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
SECOND QUARTER DIVIDEND

(Columbus, IN, April 18, 2006) Irwin Financial Corporation (NYSE: IFC) today announced a dividend of $0.11 per share to be paid on June 30, 2006, to all shareholders of record on June 16, 2006. The dividend rate is a $0.01 per share or 10 percent increase as compared with the dividend paid in the same quarter a year earlier.

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business -- Irwin Union Bank, Irwin Commercial Finance, Irwin Home Equity Corporation and Irwin Mortgage Corporation -- provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.